Exhibit 10.13
2009 AMENDMENT
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     WHEREAS, MOBILE MINI, INC., a Delaware corporation (the “Company”) and JODY MILLER (the “Executive”) entered into an Amended and Restated Employment Agreement as of December 18, 2008 (the “Employment Agreement”); and
     WHEREAS, in order to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable regulations, rulings, and Code provisions, the Company and the Executive desire to amend the Employment Agreement.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereby represent, covenant and agree to amend the Employment Agreement as follows effective as of January 1, 2009:
     1. Section 6(a)(v) is amended by the addition of “until separation from service (but not any other date)” after the phrase “Executive has deferred.” The beginning of the next sentence thereafter is amended and restated to read as follows (revision is underlined):
     In addition, in connection with the termination of the Executive’s employment hereunder by the Company for Disability or by reason of the Executive’s death, the Company shall pay the Executive (or his estate, as applicable), not later than 30 days (except as otherwise may be required under Section 24(b) of this Agreement if the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) following . . .
     2. Section 6(b)(ii) and Section 6(c)(ii) are amended to replace the term “Target Bonus Amount” with “Payment Amount” and Section 6(b)(iii) is amended in its entirety to provide as follows:
     (iii) except as may otherwise be determined in accordance with Revenue Ruling 2008-13 (on a basis consistent in all material respects among all executive officers whose compensation, or the deductibility thereof by the Company, is affected by Section 162(m) of the Code or any successor provision thereto) by the Compensation Committee at the time of grant of such equity-based award:
          (A) All service-based restrictions on outstanding equity-based awards (including, without limitation, restricted stock and performance stock awards) then held by the Executive shall lapse;
          (B) All performance targets and goals applicable to such equity-based awards in respect of any past or future period must continue to be satisfied for each period relevant to such award;

          (C) Any equity-based award shall be paid at the time and in the form specified in the Mobile Mini, Inc. 2006 Equity Incentive Plan or the relevant plan under which such award is outstanding; and
          (D) All stock options and stock appreciation rights granted to the Executive shall become fully (100%) vested and shall become immediately exercisable and the Company shall permit the Executive (or his estate), to exercise the same at any time during the 90-day period following such termination; and
     3. Section 6(d) is amended in its entirety to provide as follows:
     (d) Time of Payment; Adjustment for Taxes. The amounts provided for in Sections 6(a), 6(b)(i) and (ii), and 6(c)(i) and (ii) shall be paid within twenty eight (28) days after the Executive’s Termination Date (except as otherwise may be required under Section 24(b) of this Agreement if the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)); provided that if such twenty eight (28) day period begins in one calendar year and ends in another, the Executive and/or his beneficiary shall not have the right to designate the taxable year of payment. In the event the Executive’s severance and other benefits provided for in this Section 6 constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s severance and other benefits under this Section 6 will be payable either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in the Executive’s receipt on an after-tax basis of the greatest amount of severance and other benefits. All determinations to be made pursuant to this Section 6(d), including without limitation whether partial payment or payment in full will provide the greatest after-tax benefit to the Executive and the amount of any such partial payment to be made, shall be made by an independent public accounting firm selected by the Company and reasonably acceptable to the Executive and such determinations shall be binding on the Company and the Executive. If the payments and benefits under Section 6 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the accelerated vesting of any equity awards, and last by the reduction of any other benefits.
     4. Section 24(b) is amended by replacing the term “termination of employment” with “separation from service” in each case it appears, and Section 24(d) is amended by the addition of “; and (iii) the right to reimbursement is not subject to liquidation or exchange for any other benefit” at the end thereof.

     IN WITNESS WHEREOF, the parties hereto have executed this 2009 Amendment to Amended and Restated Employment Agreement as of January 1, 2009, but on the actual dates indicated below.

COMPANY:	MOBILE MINI, INC.

By:
/s/ Steven G. Bunger

Name: Steven G. Bunger

Title: President & Chief Executive Officer

Date: December 21, 2009

EXECUTIVE:	/s/ Jody Miller

Name: Jody Miller

Date: December 21, 2009